UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. 1)*

Physicians Formula Holdings, Inc.
--------------------------------------------------------------------------------
(Name of Issuer)

Common Stock
--------------------------------------------------------------------------------
(Title of Class of Securities)

719427106
---------------------------------------------------
(CUSIP Number)

December 31, 2008
--------------------------------------------------------------------------------
(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:
	[     ] Rule 13d-1(b)
	[ X ] Rule 13d-1(c)
	[     ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosure provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be filed for the purpose of Section 18 of the Securities Exchange Act of 1934 (Act) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

(Continued on following pages)
(Page 1 of 10 Pages)

SCHEDULE 13G
CUSIP NO. 719427106	PAGE 2 OF 10 PAGES


1	NAME OF REPORTING PERSON
	I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES
ONLY)
	DDJ Capital Management, LLC
	04-3300754

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A
GROUP*
		(a) [ X ]
		(b) [    ]
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
	Commonwealth of Massachusetts

NUMBER OF	5	SOLE VOTING POWER
SHARES		1,252,637
BENEFICIALLY	6	SHARED VOTING POWER
OWNED BY
EACH	7	SOLE DISPOSITIVE POWER
REPORTING		1,252,637
PERSON WITH	8	SHARED DISPOSITIVE POWER

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
REPORTING PERSON
1,252,637

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
EXCLUDES CERTAIN SHARES*	[     ]

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW
(9)
9.23%

12	TYPE OF REPORTING PERSON *
IA
*SEE INSTRUCTIONS BEFORE FILLING OUT!

SCHEDULE 13G
CUSIP NO. 719427106	PAGE 3 OF 10 PAGES


1	NAME OF REPORTING PERSON
	I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES
ONLY)
	DDJ/Ontario Credit Opportunities Fund, L.P.
	98-0496623

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A
GROUP*
		(a) [ X ]
		(b) [    ]
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
	Bermuda

NUMBER OF	5	SOLE VOTING POWER
SHARES		501,526
BENEFICIALLY	6	SHARED VOTING POWER
OWNED BY
EACH	7	SOLE DISPOSITIVE POWER
REPORTING		501,526
PERSON WITH	8	SHARED DISPOSITIVE POWER

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
REPORTING PERSON
	501,526
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
EXCLUDES CERTAIN SHARES*	[     ]

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW
(9)
3.69%

12	TYPE OF REPORTING PERSON *
PN
*SEE INSTRUCTIONS BEFORE FILLING OUT!

SCHEDULE 13G
CUSIP NO. 719427106	PAGE 4 OF 10 PAGES


1	NAME OF REPORTING PERSON
	I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES
ONLY)
	GP DDJ/Ontario Credit Opportunities, L.P.
	98-0496663

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A
GROUP*
		(a) [ X ]
		(b) [    ]
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
	Bermuda

NUMBER OF	5	SOLE VOTING POWER
SHARES		501,526
BENEFICIALLY	6	SHARED VOTING POWER
OWNED BY
EACH	7	SOLE DISPOSITIVE POWER
REPORTING		501,526
PERSON WITH	8	SHARED DISPOSITIVE POWER

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
REPORTING PERSON
501,526
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
EXCLUDES CERTAIN SHARES*	[     ]

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW
(9)
3.69%

12	TYPE OF REPORTING PERSON *
PN
*SEE INSTRUCTIONS BEFORE FILLING OUT!

SCHEDULE 13G
CUSIP NO. 719427106	PAGE 5 OF 10 PAGES


1	NAME OF REPORTING PERSON
	I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES
ONLY)
	GP Credit Opportunities, Ltd.


2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A
GROUP*
		(a) [ X ]
		(b) [    ]
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
	Bermuda

NUMBER OF	5	SOLE VOTING POWER
SHARES		501,526
BENEFICIALLY	6	SHARED VOTING POWER
OWNED BY
EACH	7	SOLE DISPOSITIVE POWER
REPORTING		501,526
PERSON WITH	8	SHARED DISPOSITIVE POWER

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
REPORTING PERSON
501,526
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
EXCLUDES CERTAIN SHARES*	[     ]

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW
(9)
3.69%

12	TYPE OF REPORTING PERSON *
CO
*SEE INSTRUCTIONS BEFORE FILLING OUT!

SCHEDULE 13G
CUSIP NO. 719427106	PAGE 6 OF 10 PAGES

Item 1(a)	Name of Issuer:
	Physicians Formula Holdings, Inc. (the "Company")

Item 1(b)	Address of the Issuer's Principal Executive Offices:
		1055 West 8th Street, Azusa, California 91702

Item 2(a)	Names of Persons Filing:
DDJ Capital Management, LLC ("DDJ"), DDJ/Ontario
Credit Opportunities Fund, L.P. ("DDJ/Ontario Fund"), GP
DDJ/Ontario Credit Opportunities, L.P. ("GP
DDJ/Ontario"), and GP Credit Opportunities Ltd. ("GP
Credit Opportunities").

Item 2(b)	Address or Principal Business Office or, if None,
Residence:
130 Turner Street, Building #3, Suite 600, Waltham, MA
02453.

Item 2(c)	Citizenship:
DDJ is a Massachusetts limited liability company;
DDJ/Ontario Fund is a Bermuda limited partnership; GP
DDJ/Ontario is a Bermuda limited partnership; and GP
Credit Opportunities is a Bermuda company.

Item 2(d)	Title of Class of Securities:
	Common Stock (the "Shares")

Item 2(e)	CUSIP Number:
		719427106

Item 3	Not Applicable.

Item 4	Ownership.

SCHEDULE 13G
CUSIP NO. 719427106	PAGE 7 OF 10 PAGES

Item 4(a)	Amount Beneficially Owned:

As of the close of business on December 31, 2008, DDJ/Ontario Fund, GP DDJ/Ontario, as general partner to DDJ/Ontario Fund, and GP Credit Opportunities, as general partner to GP DDJ/Ontario, each may be deemed the beneficial owner of 501,526 Shares, which amount represents approximately 3.69% of the outstanding Shares of the Company. DDJ, as investment manager to DDJ/Ontario Fund as well as to an account managed on behalf of an institutional investor (together, the "DDJ
Funds"), may be deemed the beneficial owner of 1,252,637
Shares held by the DDJ Funds in the aggregate, which amount represents approximately 9.23% of the outstanding
Shares of the Company.

Item 4(b)	Percent of Class:	See attached cover sheets.

Item 4(c)	Number of shares as to which such person has:

	(i)	Sole power to vote or to
		direct the vote:	See attached cover sheets.
	(ii)	Shared power to vote or
		to direct the vote:	-0-
	(iii)	Sole power to dispose or to direct the
	disposition of:	See attached cover sheets.
	(iv)	Shared power to dispose or
		to direct the disposition of:	-0-

Item 5	Ownership of Five Percent or Less of a Class:

	If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following
  [  ].

SCHEDULE 13G
CUSIP NO. 719427106	PAGE 8 OF 10 PAGES

Item 6	Ownership of More than Five Percent on Behalf of Another
Person.

               See Item 4.

Item 7	Identification and Classification of the Subsidiary Which
Acquired the Security Being Reported on by the Parent
Holding Company.

	Not applicable.

Item 8	Identification and Classification of Members of the Group.

	See Item 4 above.

Item 9	Notice of Dissolution.

	Not applicable.

Item 10	Certifications.

	By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SCHEDULE 13G
CUSIP NO. 719427106	PAGE 9 OF 10 PAGES

SIGNATURE
================
	After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  December 31, 2008	DDJ CAPITAL MANAGEMENT,
LLC

/s/ David J. Breazzano
Signature
David J. Breazzano
President
Name/Title


DDJ/ONTARIO CREDIT
OPPORTUNITIES FUND, L.P.

By:  DDJ Capital Management,
LLC, its Investment Manager

/s/ David J. Breazzano
Signature
David J. Breazzano
President
Name/Title

SCHEDULE 13G
CUSIP NO. 719427106	PAGE 10 OF 10 PAGES


GP DDJ/ONTARIO CREDIT
OPPORTUNITIES, L.P.

By:  GP Credit Opportunities, Ltd.,
its General Partner

/s/ David J. Breazzano
Signature
David J. Breazzano
President
Name/Title


GP CREDIT OPPORTUNITIES,
LTD.

/s/ David J. Breazzano
Signature
David J. Breazzano
President
Name/Title